                                                        Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Price Communications Wireless, Inc.
(Formerly Palmer Wireless, Inc.):

We consent to the inclusion of our report dated January 30, 1997, except for
Note 10 which is as of February 1, 1997, with respect to the consolidated balance sheets of Palmer Wireless, Inc. and subsidiaries, as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form S-4 of Price Communications Wireless, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                                KPMG Peat Marwick LLP

Des Moines, Iowa
November 6, 1997